Exhibit 10.9

ADDENDUM (2) TO PROMISSORY NOTE

This Addendum (2) modifies,  and is hereby made a part of, the Promissory Note dated November 20, 2016 ("Note") from Dominic Bassani ("Borrower") payable to Bion Environmental Technologies, Inc. ("the Lender").
As of November 7, 2017, the Principal Amount of the Note is $41,513.06 (including $40,000 original principal plus accrued interest).
The Collateral for the Note is hereby changed so that from this date forward, the Replacement (1) 2015 Convertible Note  (original dated September 8, 2015) with the balance as $130,000.00 (original principal plus accrued interest) (the "New Collateral" or "Replacement Note" ) per agreement between Borrower and Lender that was ratified and adopted at Lender's Board of Director's meeting on November 7, 2017.  Upon execution of this Addendum (2), the original Collateral shall be delivered to Borrower and replaced by the New Collateral which shall be held by Lender.
 Per agreement, the new Maturity Date of the Note shall be July 1, 2019.
Paragraph 5 of the Note is hereby amended to read as follows:

5. This Note is secured by the Replacement (1) 2015 Convertible Note ( original dated September 8, 2015)  with the  balance  of $130,000.00 (original principal plus accrued interest)  (the 'New Collateral' or the 'Replacement Note') as authorized at Lender's Board of Director's meeting on November 7, 2017 and agreed by Borrower and Lender.  The Borrower grants to the Lender a security interest in the New Collateral until this Note is paid in full. The original Replacement Note shall be held in the possession of the Lender in order to perfect Lender's security interest in the New Collateral.  If the Borrower defaults in payment as required under this Note or after demand for ten (10) days, interest shall thereafter accrue at the rate of 1.5% per month (compounded) on all sums owed by Borrower to Lender pursuant to this Note. Upon any such uncured default by Borrower, the Lender may, at its sole election, exercise any or all of its rights as a secured creditor and secured party, including the right to reduce the balance of the Replacement Note owed by Lender to Borrower by the full amount due (including principal, interest and reasonable related costs per paragraph 4 of the Note) under this Note if the default remains uncured for 60 days and no written agreement is reached between Borrower and Lender related to the default. If any term, covenant, condition or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

IN WITNESS WHEREOF the Borrower has duly affixed its signature on this ___ day of December, 2017.

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Dominic Bassani